Exhibit 11

                                     Collins & Aikman Corporation
                                   Computation of Earnings Per Share
                                  In thousands, except per share data
                                              (Unaudited)


                                                                           Quarter Ended
                                                                     April 29,      April 30,
                                                                       1995           1994
      Average shares outstanding during the period  . . . . . . .       70,521         28,164

      Incremental shares under stock options computed under the
        treasury stock method using the average market price of
        issuer's stock during the period  . . . . . . . . . . . .        1,227          1,645

          Total shares for EPS  . . . . . . . . . . . . . . . . .       71,748         29,809

      Income applicable to common shareholders  . . . . . . . . .   $   28,901     $    5,668
      Income per common share from continuing
        operations  . . . . . . . . . . . . . . . . . . . . . . .   $      .40     $      .19



      Notes:

      (1) Income from continuing operations for the fiscal quarter ended April 30, 1994 has been adjusted for dividends and accretion requirements on redeemable preferred stock of $7,086.

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